  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 16, 1998
                                                     REGISTRATION NO. 333-04219
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                      POST EFFECTIVE AMENDMENT NO. 4
                     TO REGISTRATION STATEMENT ON FORM S-3
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                          PREMIER LASER SYSTEMS, INC.
              (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

                  CALIFORNIA                                  33-0472684
 (STATE OR OTHER JURISDICTION OF INCORPORATION   (I.R.S. EMPLOYER IDENTIFICATION NO.)
               OR ORGANIZATION)

                      3 MORGAN, IRVINE, CALIFORNIA 92618
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                             COLETTE COZEAN, PH.D.
                          PREMIER LASER SYSTEMS, INC.
                      3 MORGAN, IRVINE, CALIFORNIA 92618
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

  Approximate date of commencement of proposed sale to public: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

  Pursuant to Rule 416, there are also being registered such additional securities as may become issuable pursuant to the antidilution provisions of the Class B Warrants, Class A Warrants, IPO Unit Purchase Options and Secondary Unit Purchase Options, as defined herein.

  Pursuant to Rule 429 under the Securities Act, this Registration Statement also relates to and may be used in connection with the securities previously registered under the Securities Act pursuant to Registration Statement No. 33-83984.

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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


                               EXPLANATORY NOTE

  This Registration Statement contains two forms of prospectus: one prospectus (the "Public Warrant Prospectus") is to be used in connection with shares of Class A Common Stock issuable upon exercise of certain outstanding publicly traded warrants of Premier Laser Systems, Inc. (the "Company") and another prospectus (the "UPO Prospectus") to be used in connection with the offering of the Company's Class A Common Stock, Class A Warrants and Class B Warrants issuable upon exercise of outstanding Unit Purchase Options granted by the Company to the holders thereof (the "Selling Securityholders") in connection with the Company's securities offerings in 1994 and 1996. Each Prospectus is identical except for the front and back cover pages and the sections entitled "Use of Proceeds," "Dilution" and "Concurrent Offering," and the addition of a section entitled "Selling Securityholders and Plan of Distribution" in the UPO Prospectus. The form of the Public Warrant Prospectus is included herein and is followed by the alternate pages to be used in the UPO Prospectus. The alternate pages for the UPO Prospectus included herein are labeled "ALTERNATE." Final forms of each prospectus will be filed with the Securities and Exchange Commission under Rule 424(b) of the Securities Act of 1933, as amended.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+                                                                              +
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+                                                                              +
+                                                                              +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION--DATED MARCH 16, 1998

PROSPECTUS

                          PREMIER LASER SYSTEMS, INC.


7,592,460 SHARES OF CLASS A COMMON STOCK UPON EXERCISE OF CLASS B WARRANTS

  The securities offered hereby include shares of Class A Common Stock issuable upon exercise of certain outstanding warrants of Premier Laser Systems, Inc. (the "Company"), all of which warrants were issued in connection with the Company's initial public offering in November 1994 (the "IPO") and its secondary public offering in October 1996 (the "Secondary Offering"). Such outstanding warrants include, as of March 10, 1998 7,592,460 Class B Warrants (the "Class B Warrants" or "Warrants").

  Each Class B Warrant entitles the registered holder thereof to purchase one share of Class A Common Stock at $8.00 on or prior to November 30, 1999. The exercise price of the Warrants is subject to adjustment. The Class B Warrants are subject to redemption by the Company at $0.05 per warrant (the "Redemption Price") on 30 days' written notice commencing November 30, 1997, provided that the last sale price as reported on the Nasdaq National Market, Inc. ("Nasdaq") of the Class A Common Stock exceeds $11.20 per share, for 30 consecutive trading days ending within 15 days of the notice of redemption. The Company has
set       , 199 , as the redemption date for the Class B Warrants (the
"Redemption Date"). All outstanding Class B Warrants that have not been exercised prior to the Redemption Date will be redeemed by the Company at the Redemption Price, and the rights of the holders thereof shall terminate. All of such Class B Warrants that are redeemable by the Company shall be referred to herein as the "Redeemable Warrants."

  The Company has retained Bear, Stearns & Co. Inc. ("Bear, Stearns") as the Company's financial advisor in connection with the redemption of the Redeemable Warrants. In addition, the Company has granted Bear, Stearns an option, exercisable in Bear, Stearns' sole discretion, to purchase from the Company all of the shares of Class A Common Stock that otherwise would have been delivered upon exercise of Redeemable Warrants that are either (i) duly surrendered for redemption on or prior to the Redemption Date, or (ii) not duly surrendered for exercise on or prior to the Exercise Expiration Date (defined below) or for redemption on or prior to the Redemption Date. The right to exercise the Redeemable Warrants expires at 5:00 p.m., Eastern Daylight Time, on the business day immediately preceding the Redemption Date (the "Exercise Expiration Date"). The option granted to Bear, Stearns is exercisable until March 1, 1999 at an exercise price of $8.00 per share. The Company has agreed to indemnify Bear, Stearns against, and to provide contribution with respect to, certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Act"). See "Plan of Distribution" for information concerning compensation to be paid to Bear, Stearns and indemnification provisions.

  The proceeds from the purchase of the shares of Class A Common Stock underlying the Redeemable Warrants will be received by the Company.

  The Company has agreed to pay to D.H. Blair Investment Banking Corp. ("D.H. Blair"), which acted as the underwriter in the IPO and the Secondary Offering, a solicitation fee (the "Solicitation Fee") equal to 5% of the exercise price in connection with the exercise of Warrants under certain conditions that are solicited by D.H. Blair and its agents and representatives. See "Plan of Distribution." The exercise prices of the Warrants were determined by negotiation between the Company and D.H. Blair, and are not necessarily related to the Company's asset value, net worth or other criteria of value.

  Upon exercise of the Warrants, the Company will receive the net proceeds thereof, which will be $57,702,696 if all Warrants are exercised in full.

  The Company's Common Stock and Class B Warrants are traded on the Nasdaq National Market. On March 10, 1998, the closing sale price of the Common Stock, as reported by Nasdaq was $11.3125 per share, and the closing sale price of the Class B Warrants, as reported by Nasdaq was $3.5625.

  THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON PAGE 5.

                                 ------------

  THESE SECURITIES HAVE  NOT BEEN  APPROVED OR DISAPPROVED  BY THE SECURITIES
    AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY
      OR  ADEQUACY  OF  ITS  PROSPECTUS.  ANY  REPRESEN-  TATION  TO  THE
        CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              WARRANT             WARRANT           PROCEEDS TO
                          EXERCISE PRICE    SOLICITATION FEE(1)     COMPANY(2)
-------------------------------------------------------------------------------
Per Class B Warrant....        $8.00               $.40                $7.60
-------------------------------------------------------------------------------
Total (3)..............     $60,739,680         $3,036,984          $57,702,696
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

(1) Represents Solicitation Fees which may be payable to D.H. Blair pursuant to the Warrant Agreements between the Company and D.H. Blair. See "Plan of Distribution." The amount shown represents the maximum Solicitation Fee payable to D.H. Blair if D.H. Blair or its agents or representatives solicit the exercise of all outstanding Warrants.

(2) Before deducting expenses of the offering payable by the Company, estimated to be $80,000.

(3) Assumes the exercise of all outstanding Class B Warrants.

               The date of this Prospectus is March  , 1998

                             AVAILABLE INFORMATION

  The Company has filed with the Commission a registration statement on Form S-3 ("Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the shares of the Company's Class A Common Stock and Warrants to be issued upon the exercise of certain warrants and options. For further information pertaining to the Class A Common Stock and the Warrants to which this Prospectus relates, reference is made to such Registration Statement, including the exhibits filed as a part thereof. This Prospectus constitutes the prospectus of the Company filed as a part of the Registration Statement and it does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. In addition, the Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files periodic reports, proxy statements and other information with the Commission relating to its business, financial statements and other matters. Reports and proxy and information statements filed pursuant to
Section 14(a) and 14(c) of the Exchange Act and other information filed with the Commission as well as copies of the Registration Statement can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the following Regional Offices of the Commission: Midwest Regional Office, 500 West Madison Avenue, Suite 1400, Chicago, Illinois 60661; and Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information that the Company files electronically with the Commission. The Commission's Web site address is http://www.sec.gov. The Company's Class A Common Stock and Class B Warrants are traded on the Nasdaq National Market under the symbols "PLSIA" and "PLSIZ." Reports, proxy statements, and other information concerning the Company also may be inspected at the offices of Nasdaq, 1735 K Street, N.W., Washington, D.C.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents, which have been filed by the Company with the Commission, are incorporated by this reference into this Prospectus:

    1. The Company's Current Report on Form 8-K, as filed with the Commission on March 9, 1998.

    2. The Company's Current Report on Form 8-K, as filed with the Commission on December 30, 1997.

    3. The Company's Current Report on Form 8-K, as filed with the Commission on December 8, 1997.

    4. The Company's Current Report on Form 8-K, as filed with the Commission on October 15, 1997, and amended by its Form 8-K/A filed with the Commission on November 14, 1997.

    5. The Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1997, filed with the Commission on May 28, 1997 pursuant to
  Section 13(a) of the Exchange Act and amended by Form 10-K/A filed with the Commission on June 18, 1997.

    6. The Company's Quarterly Report on Form 10-Q for the period ended December 31, 1997, filed with the Commission on February 17, 1998 pursuant to Section 13 or 15(d) of the Exchange Act.

    7. The Company's Quarterly Report on Form 10-Q for the period ended September 30, 1997, filed with the Commission on November 14, 1997 pursuant to Section 13 or 15(d) of the Exchange Act, and amended by Form 10-Q/A filed with the Commission on November 26, 1997.

    8. The Company's Quarterly Report on Form 10-Q for the period ended June 30, 1997 filed with the Commission on August 14, 1997 pursuant to Section 13 or 15(d) of the Exchange Act.

    9. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission on December 7, 1994, as amended by Form 8-A/A filed with the Commission on January 31, 1995.

  All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering which is the subject of this Prospectus shall be deemed to be incorporated herein by this reference and to be made a part hereof from the date of filing of such documents.

  Upon the written or oral request of any person to whom this Prospectus is delivered, the Company will provide, without charge, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents). Requests for such informational documents should be directed to Premier Laser Systems, Inc., 3 Morgan, Irvine, California 92618, telephone number (714) 859-0656, Attention: Corporate Secretary.

  Pursuant to Rule 429 under the Securities Act of 1933, as amended (the "Act"), this Prospectus also relates to and may be used in connection with the securities previously registered under said Act pursuant to Registration Statement No. 33-83984 and consisting of (i) shares of Class A Common Stock issuable upon exercise of Class B Warrants that are presently outstanding ; and (ii) 3,400 Class A Warrants, 6,800 Class B Warrants and 13,600 shares of Class A Common Stock (including 10,200 shares underlying the Warrants) issuable upon exercise of unit purchase options (the "IPO Unit Purchase Options") received by D.H. Blair, its designees and three finders (the "Selling Securityholders") in connection with the Company's IPO.

        CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

  Certain statements incorporated by reference from documents filed with the Commission by the Company and Ophthalmic Imaging Systems, a California corporation ("OISI") in which the Company recently acquired approximately 51% of the outstanding shares of common stock, are or may constitute forward-looking statements. Such statements include those contained herein or therein regarding the development or possible assumed future results of operations of the Company's and OISI's businesses, the markets for the Company and OISI's services and products, anticipated capital expenditures, regulatory developments, any statements preceded by, followed by or that include the words "believes," "expects," "anticipates," or similar expression, and other statements contained or incorporated by reference herein regarding matters that are not historical facts. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that may cause actual results to differ include, among others, general economic conditions, risks associated with acquisitions, dependence on suppliers, fluctuations in operating results because of acquisitions, stock prices, changes in applicable federal, state and local laws and regulations, alternate and emerging technologies, competition and pricing pressures, overcapacity in the industry, seasonal fluctuations, uncertainties of litigations, and risks associated with the operation, growth and integration of newly acquired businesses. As a result of these factors, the Company's revenue and income could vary significantly from quarter to quarter, and past financial performance should not be considered a reliable indicator of future performance. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth or referred to above in this paragraph. Investors are cautioned not to place undue reliance on such statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly any revision to these forward-looking statements to reflect events of or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as may be required by the federal securities laws.

                                  THE COMPANY

GENERAL

  The Company develops, manufactures and markets several lines of surgical lasers, laser waveguides and laser fiber optic devices, disposables and associated accessory products for the medical market. The Company commenced operations in August 1991 after acquiring substantially all of the assets of Pfizer Laser Systems ("Pfizer Laser"), a division of Pfizer Hospital Products Group, Inc. ("Pfizer HPG") which had entered the laser business in December 1984. The assets acquired from Pfizer Laser by the Company included proprietary rights to a broad base of laser and fiber optic technologies.

  The Company's recently acquired subsidiary EyeSys Technologies, Inc. is engaged in the business of designing, developing and marketing noninvasive corneal topography systems for use by ophthalmologists and optometrists in surgical planning and evaluation, diagnosis of corneal pathologists and contact lens fitting.

  In addition, OISI, a corporation in which the Company has approximately a 51% ownership interest, is engaged in the business of designing, developing, manufacturing and marketing digital imaging systems and image enhancement and analysis software for use by practitioners in the ocular health field.

  The Company's product line of patented proprietary lasers includes CO/2/, diode, argon, neodymium: yttrium aluminum garnet ("Nd:YAG"), erbium:yttrium aluminum garnet ("Er:YAG") and holmium:yttrium aluminum garnet ("Ho:YAG") lasers, which the Company believes are capable of a wide range of procedures in multiple medical and surgical specialties ranging from cutting bone and teeth to removing precise layers of cellular tissue in the eye. Representative procedures for which the Company has market clearance from the United States Food and Drug Administration ("FDA") include treatment of gum disease, laparoscopic procedures, hard tissue and cavity preparation procedures, treatment of endometriosis, dermatological treatment of port wine stains and discectomy. The Company is currently conducting various clinical trials relating to additional applications for its laser products. The primary focus of the Company's research, marketing and sales efforts is in specific niche medical specialties, such as dentistry and ophthalmology, where the Company believes opportunities exist for clinical advances and market growth.

  The principal offices of the Company are located at 3 Morgan, Irvine, California 92618, and its telephone number is (714) 859-0656.

  A description of the Company's business is set forth in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1997, as amended (the "Annual Report"), which description is incorporated herein by this reference.

                                 RISK FACTORS

  The securities offered hereby are highly speculative in nature and involve a high degree of risk. Prospective investors should carefully consider, along with the other information contained in this Prospectus, the following considerations and risks in evaluating an investment in the Company.

LIMITED OPERATING HISTORY; HISTORY OF OPERATING LOSSES

  The Company was formed in July 1991 and has not generated significant revenues to date. As of December 31, 1997, the Company had an accumulated deficit of approximately $36.4 million and tangible net worth of approximately $32 million. For the fiscal years ended March 31, 1995, 1996 and 1997, the Company had operating losses of approximately $3.8 million, $5.8 million and $5.6 million, respectively, resulting principally from costs incurred in research and development and other costs of operations. For the fiscal quarter ended December 31, 1997, the Company had operating profits of approximately $227,441. There can be no assurance, however, that operating profits will continue. The Company may incur losses for the foreseeable future due to the significant costs associated with manufacturing, marketing and distributing its laser products and due to continual research and development activities which will be necessary to develop additional applications for the Company's laser technology.

  OISI has experienced operating losses for each fiscal year since its initial public offering in 1992 and has derived substantially all of its revenues from the sale of OISI digital imaging systems. While the management of OISI believes that the overall angiography market has modest growth potential, sustained growth in the angiography equipment business may become increasingly difficult due to increased competition. OISI's results of operations have historically fluctuated from quarter to quarter and management anticipates that such fluctuations will continue in the future. There can be no assurance that revenue growth or profitablity can be achieved or sustained in the future.

UNCERTAINTIES CONCERNING FUTURE PROFITABILITY

   The Company had operating profits for the first time in the fiscal quarter ended December 31, 1997. The Company's ability to maintain profitability will depend, in part, on its ability to continue to successfully develop clinical applications, obtain regulatory approvals for its products and develop the capacity to manufacture and market such products on a wide scale. There is no assurance that the Company will be able to successfully make the transition from research and development to manufacturing and selling commercial medical laser products on a broad basis. While attempting to make this transition, the Company will be subject to all risks inherent in a growing venture, including the need to produce reliable products, develop marketing expertise and enlarge its sales force.

UNCERTAIN MARKET ACCEPTANCE

  The Company's future sales are dependent, in part, on the Company's ability to demonstrate to dentists, ophthalmologists and other physicians the potential cost and performance advantages of its laser systems over traditional methods of treatment and, to a lesser extent, over competitive laser systems. To date, commercial sales of the Company's lasers have been limited, and no assurance can be given that these laser products can be successfully commercialized on a broad basis. Lasers have not been widely used in dentistry and their use requires training and expertise. The acceptance of dental lasers may be adversely affected by their high cost, concerns by patients and dentists relating to their safety and efficacy, and the substantial market acceptance and penetration of alternative dental tools such as the dental drill. Current economic pressure may make doctors and dentists reluctant to purchase substantial capital equipment or invest in new technology. The failure of medical lasers to achieve broad market acceptance would have a material adverse effect on the Company's business, financial condition and results of operations. No assurance can be given that any of the Company's products will be accepted by the medical or dental community or by patients, or that a significant market for the Company's laser systems will be developed and sustained. The Company currently has a limited sales force and will need to hire additional sales and marketing personnel to increase the general acceptance of its products.

COSTS ASSOCIATED WITH INTEGRATION OF ACQUIRED BUSINESSES

  On September 30, 1997, the Company acquired EyeSys Technologies, Inc. ("EyeSys") through the merger of a newly formed subsidiary of the Company with and into EyeSys (the "Merger"). Upon the effectiveness of the Merger, EysSys became a wholly-owned subsidiary of the Company. As a result of the Merger, the Company must integrate and coordinate the business formerly operated by EyeSys with the Company's other businesses. Although the Company believes that there are certain synergies in the two lines of business, it may incur expenses in connection with its efforts to integrate the two businesses. For example, although certain of the existing EyeSys management personnel have been retained by EyeSys following the Merger, members of the Company's management must also expend time and effort on new activities relating to the EyeSys operations, which will detract from their time available to attend to the Company's pre-Merger activities. No assurance can be given that the Company will receive the advantages from the Merger, or that the expenses or dislocations it may suffer or incur as a result of the post-Merger coordination of these businesses will not be material.

  EyeSys currently markets two primary products (a portable and a stationary corneal topography measuring system) in a highly competitive market. Historically, EyeSys has incurred substantial losses. The ability of EyeSys to achieve a break-even level of operating performance is dependent on the demand for its products as well as maintaining sufficient research, development and sales and marketing expenditures to meet the requirements of the market. There can be no assurance that the revenues from the EyeSys product line will be sufficient to cover all of the expenses related to such operations.

  In the event that the Company's Offer (defined below) to acquire additional outstanding shares of OISI is accepted, the Company will encounter issues similar to the above regarding the integration of the two businesses. As a result, certain expenses may be incurred in efforts to address such issues.

ABILITY TO EXERT SIGNIFICANT INFLUENCE

  The Company recently made an offer (the "Offer") to acquire the remaining outstanding shares of common stock of OISI from its shareholders. As of the date of the Offer, the Company owned beneficially approximately 51% of the outstanding common stock of OISI. If the Offer is successful, the Company will beneficially own an increased percentage of OISI's outstanding common stock. As a result, even if the Offer is unsuccessful, the Company will control all outcomes submitted to a vote of OISI's shareholders, including the election of directors and significant corporate transactions.

PURCHASE METHOD OF ACCOUNTING MAY IMPACT OPERATING RESULTS

  Under the purchase method of accounting, the estimated fair value of the OISI common stock purchased under the Offer would be recorded as the cost of acquiring OISI's business. This cost would be allocated to the individual assets acquired and liabilities assumed according to their respective fair value with the excess of the estimated fair value of OISI common stock over the fair value of net assets acquired recorded as goodwill, to be amortized over a period up to 40 years. The estimated fair value of the OISI common stock to be purchased under the Offer is substantially in excess of the amount which the net assets are carried in OISI's accounts. Therefore, purchase method accounting treatment may have a material adverse impact on the reported operating results of the combined companies.

REALIZATION OF EXPECTED OPERATING SYNERGIES MAY NOT MATERIALIZE

  The consummation of the Offer will involve the combination of two companies that have previously operated independently. Although the Company expects to achieve savings in operating costs, delays or unexpected expenses related to operating the companies under common ownership could result in a reduction of net income.

GOING CONCERN REPORT WITH RESPECT TO EYESYS

  EyeSys' independent auditors have included an explanatory paragraph in their report covering EyeSys' financial statements for the years ended December 31, 1994, 1995 and 1996, which paragraph emphasizes substantial doubt as to EyeSys' ability to continue as a going concern. EyeSys' independent auditors cited the following reasons for such explanatory paragraph: (i) EyeSys has reported net losses of $4,164,998, $3,424,996 and $3,708,657 for the years ended December 31, 1996, 1995 and 1994, respectively, (ii) EyeSys was in default of several loan covenants relating to its revolving lines of credit, and (iii) EyeSys had not repaid such loan obligations within their respective terms.

DEPENDENCE ON SUPPLIERS

  The Company purchases certain raw materials, components and subassemblies included in the Company's products from a limited group of qualified suppliers and does not maintain long-term supply contracts with any of its key suppliers. The disruption or termination of these sources could have a material adverse effect on the Company's business and results of operations. For example, during fiscal 1994, the Company's sole supplier of the specialized optic fiber required for use in the Company's Er:YAG lasers ceased to provide this fiber to the Company. While the Company has since qualified the new suppliers of this fiber, the Company's inability to obtain sufficient quantities of this specialized optical fiber had a material adverse effect on the volume of Er:YAG lasers the Company was able to sell during fiscal 1994 and 1995. While the Company believes that alternative suppliers could be found, there can be no assurance that any supplier could be replaced in a timely manner. Any interruption in the supply of other key components could have a material adverse effect on the Company's ability to manufacture its products and on its business, financial condition and results of operations.

  Certain computer memory chips used by EyeSys in its proprietary hardware are manufactured by a single company. These computer memory chips are subject to rapid innovation and obsolescence. The discontinuance of the manufacturing of this chip may require EyeSys to redesign certain hardware and software to accommodate a replacement chip. While in the past EyeSys has been successful in these redesign efforts, there can be no assurance that such an event would not prove costly or cause a disruption in sales of corneal topography systems.

RISKS APPLICABLE TO FOREIGN SALES

  Sales of the Company's products to foreign markets account for a substantial portion of the Company's sales. Foreign sales expose the Company to certain risks, including the difficulty and expense of maintaining foreign sales distribution channels, barriers to trade, potential fluctuations in foreign currency exchange rates, political and economic instability, availability of suitable export financing, accounts receivable collections, tariff regulations, quotas, shipping delays, foreign taxes, export licensing requirements and other United States and foreign regulations that may apply to the export of medical lasers. The regulation of medical devices worldwide also continues to develop, and there can be no assurance that new laws or regulations will not have an adverse effect on the Company. In addition, the Company may experience additional difficulties in providing prompt and cost effective service of its medical lasers in foreign countries. The Company does not carry insurance against such risks. The occurrence of any one or more of these events may individually or in the aggregate have a material adverse effect upon the Company's business, financial condition and results of operations.


RISK OF TECHNOLOGICAL OBSOLESCENCE

  The markets in which the Company's laser products compete are subject to rapid technological change as well as the potential development of alternative surgical techniques or new pharmaceutical products. Such changes could render the Company's products uncompetitive or obsolete. The Company will be required to invest in research and development to attempt to maintain and enhance its existing products and develop new products. No assurances can be given that such research and development efforts will result in the introduction of new products or product improvements.

DEPENDENCE ON PATENTS AND PROPRIETARY TECHNOLOGY

  The Company's success will depend in part on its ability to obtain patent protection for products and processes, to preserve its trade secrets and to operate without infringing the proprietary rights of third parties. While the Company holds 23 U.S. patents and 16 foreign patents (including 2 utility model patents) and has other patent applications pending in the United States and foreign countries, no assurance can be given that any additional patents will be issued, that the scope of any patent protection will exclude competitors or that any of the Company's patents will be held valid if subsequently challenged. Further, there can be no assurance that others will not independently develop similar products, duplicate the Company's products or design products that circumvent any patents used by the Company. The Company is aware of certain patents which, along with other patents that may exist or be granted in the future, could restrict the Company's right to market certain of its technologies without a license, including, without limitation, patents relating to the Company's lens emulsification product and ophthalmic probes for the Er:YAG laser. In the past, the Company has received allegations that certain of the Company's laser products infringe other patents. Britesmile, Inc., a wholly-owned subsidiary of Ion Laser Technology, Inc. has alleged that the use of one of the Company's products in connection with a laser bleaching procedure infringes a patent which they hold. There has been significant patent litigation in the medical industry in general, and in the medical laser industry in particular. Adverse determinations in litigation or other patent proceedings to which the Company may become a party could subject the Company to significant legal judgments or other liabilities to third parties and could require the Company to seek licenses from third parties that may or may not be economically viable. Patent and other intellectual property rights disputes often are settled through licensing arrangements. No assurance can be given that any licenses required under these or any other patents or proprietary rights would be available on terms acceptable to the Company, if at all. If the Company does not obtain such licenses, it could encounter delays in product introductions while it attempts to design around such patents, or it could find that the development, manufacture or sale of products requiring such licenses could be enjoined. If the Company is found, in a legal proceeding, to have infringed the patents or other proprietary rights of others, it could be liable for significant damages. The Company also relies upon unpatented trade secrets, and no assurance can be given that others will not independently develop or otherwise acquire substantially equivalent trade secrets. In addition, at each balance sheet date, the Company is required to review the value of its intangible assets based on various factors, such as changes in technology. Any adjustment downward in such value may result in a write-off of the intangible asset and a substantial charge to earnings, thereby adversely affecting the operating results of the Company in the future.

NEED FOR FDA AND FOREIGN GOVERNMENTAL APPROVALS; GOVERNMENT REGULATION

  The Company's products are regulated as medical devices by the FDA under the Federal Food, Drug and Cosmetic Act (the "FDC Act"). As such, these devices require either Section 510(k) premarket clearance ("510(k)") or approval of a premarket approval application ("PMA") by the FDA prior to commercialization. Satisfaction of applicable regulatory requirements may take several years and varies substantially based upon the type, complexity and novelty of such devices, as well as the clinical procedure. Filings and governmental approvals may be required in foreign countries before the devices can be marketed in these countries. There is no assurance that further clinical trials of the Company's medical lasers or of any future products will be successfully completed or, if they are completed, that any requisite FDA or foreign governmental approvals will be obtained. FDA or other governmental approvals of products developed by the Company in the future may require substantial filing fees which could limit the number of applications sought by the Company and may entail limitations on the indicated uses for which such products may be marketed. In addition, approved or cleared products may be subject to additional testing and surveillance programs required by the FDA and other regulatory agencies, and product approvals and clearances could be withdrawn for failure to comply with regulatory standards or by the occurrence of unforeseen problems following initial marketing. Also, the Company has made modifications to certain of its existing products which it does not believe require the submission of a new 510(k) notification to the FDA. However, there can be no assurance that the FDA would agree with the Company's determination and not require the Company to discontinue marketing one or more of the modified devices until they have been cleared by the FDA. The Company is also required to adhere to applicable requirements for current Good Manufacturing Practices ("CGMP") and radiological health requirements, to engage in extensive record keeping and reporting and to comply with the FDA's product labeling, promotional and advertising requirements. Noncompliance with state, local, federal or foreign requirements can result in fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, delay, denial or withdrawal of premarket clearance or approval of devices, recommendations by the FDA that the Company not be allowed to enter into government contracts, and criminal prosecution, all of which would have a material adverse effect on the Company's business, financial condition and results of operations. The Company's manufacturing facilities are subject to periodic inspections by state and federal agencies, including the FDA, the California Department of Health Services, and comparable agencies in other countries.

DEPENDENCE ON KEY PERSONNEL

  The Company depends to a considerable degree on a limited number of key personnel, including Colette Cozean, Ph.D., its Chairman of the Board, President, Chief Executive Officer and Director of Research. Dr. Cozean is also an inventor of a number of the Company's patented technologies. During the Company's limited operating history, many key responsibilities within the Company have been assigned to a relatively small number of individuals. The loss of Dr. Cozean's services or those of certain other members of management could adversely affect the Company. The Company carries key person life insurance in excess of $3 million on Dr. Cozean. The Company has no employment agreements with its key personnel. The success of the Company will also depend, among other factors, on the successful recruitment and retention of qualified technical and other personnel.

HIGHLY COMPETITIVE INDUSTRY

  The medical laser industry is subject to intense competition and is characterized by rapid technological change. The Company is and will continue to be subject to competition in its targeted markets, principally from businesses providing other traditional surgical and nonsurgical treatments, including existing and developing technologies, and to a lesser extent competitors' CO/2/, Argon, Er:YAG and Nd:YAG lasers. Many of the Company's competitors have substantially greater financial, marketing and manufacturing resources and experience than the Company. Furthermore, the Company expects other companies will enter the market, particularly as medical lasers gain increasing market acceptance. Significant competitive factors which will affect future sales in the marketplace include regulatory approvals, performance, pricing and general market acceptance.

  The corneal topography market is highly competitive. There are many companies, both public and private, some with significantly greater resources than EyeSys engaged in the corneal topography market. These companies include Alcon Laboratories (a subsidiary of Nestle), Humphrey Instruments (a subsidiary of Carl Zeiss), and Tomey Technology. These companies, together with EyeSys and others, market corneal topography instruments which utilize a technology for measuring corneal curvature based on reflected images. Other companies, including PAR Technology and Orbtek, utilize other technologies to measure the corneal surface. There can be no assurances that EyeSys' competitors will not succeed in developing technologies, procedures or products that are more effective or economical than those marketed or being developed by EyeSys or that would render EyeSys' products obsolete or noncompetitive.

  To continue to remain competitive, EyeSys must develop new software and hardware meeting the needs of ophthalmologists and optometrists. EyeSys' future revenues will depend, in part, on its ability to develop and commercialize these new products as well as on the success of development and commercialization efforts of its competitors.

  The industry in which OISI competes, development and sale of ocular imaging systems, is also highly competitive. OISI's two major competitors are Topcon and Tomey, as well as a variety of smaller companies in international markets. Many of these competitors have greater financial, marketing and manufacturing resources and experience than OISI. There can be no assurance that OISI's competitors will not succeed in developing technologies, procedures or products that are more effective or economical than those marketed or being developed by OISI or that would render OISI's products obsolete or noncompetitive.

POTENTIAL FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

  Due to the relatively high sales price of the Company's laser systems and the low sales unit volume, minor timing differences in receipt of customer orders have produced and could continue to produce significant fluctuations in quarterly results. In addition, if anticipated sales and shipments in any quarter do not occur when expected, expenditures and inventory levels could be disproportionately high, and the Company's operating results for that quarter, and potentially for future quarters, would be adversely affected. Quarterly results may also fluctuate based on a variety of other factors, such as seasonality, production delays, product mix, cancellation or rescheduling of orders, new product announcements by competitors, receipt of FDA clearances or approvals by the Company or its competitors, notices of product suspension or recall, the Company's ability to manage product transitions, sales prices and market conditions. In addition, if the Company expands or augments its manufacturing capabilities in connection with the introduction of new products, quarterly revenues and operating results are expected to fluctuate to an even greater degree.

UNCERTAIN ABILITY TO MEET CAPITAL NEEDS

  The Company will require substantial additional funds for its research and development programs, preclinical and clinical testing, development of its sales and distribution force, operating expenses, regulatory processes and manufacturing and marketing programs. The Company's capital requirements will depend on numerous factors, including the progress of its research and development programs, results of preclinical and clinical testing, the time and cost involved in obtaining regulatory approvals, the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights, competing technological and market developments, developments and changes in the Company's existing research, licensing and other relationships and the terms of any new collaborative, licensing and other arrangements that the Company may establish. The Company believes its available short-term assets and investment income will be sufficient to meet its operating expenses and capital expenditures through the next 12 months. However, the Company's cash requirements may vary materially from those now planned due to potential future acquisitions, the progress of research and development programs, results of clinical testing, relationships with strategic partners, if any, competitive and technological advances, the FDA and foreign regulatory processes and other factors. There can be no assurance, however, that additional financing will be available when needed, or if available, will be available on acceptable terms. Insufficient funds may prevent the Company from implementing its business strategy or may require the Company to delay, scale back or eliminate certain of its research and product development programs or to license to third parties rights to commercialize products or technologies that the Company would otherwise seek to develop itself.

POSSIBLE VOLATILITY OF STOCK PRICE

  The stock market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the market price of the Common Stock. In addition, the market price of the Common Stock has been and is likely to continue to be highly volatile. Factors such as fluctuations in the Company's operating results, announcements of technological innovations or new products by the Company or its competitors, FDA and international regulatory actions, developments with respect to patents or proprietary rights, public concern as to the safety of products developed by the Company or its competitors, changes in health care policy in the United States and internationally, changes in analysts' recommendations regarding the Company, other medical companies or the medical laser industry generally and general market conditions may have a significant effect on the market price of the Company's Common Stock. The market price of the Common Stock recently increased significantly due to Premier's receipt of the first FDA clearance to market a laser for the treatment of tooth decay. No assurance can be given that this increased market price of the Common Stock will be sustained over time.

PRODUCT LIABILITY EXPOSURE

  The sale of the Company's laser systems involves the inherent risk of product liability claims against the Company. The Company currently maintains product liability insurance coverage in the amount of $5 million per occurrence and $5 million in the aggregate, but such insurance is expensive, subject to various coverage exclusions and may not be obtainable by the Company in the future on terms acceptable to the Company. There can be no assurance that claims against the Company arising with respect to its products will be successfully defended or that the insurance carried by the Company will be sufficient to cover liabilities arising from such claims. A successful claim against the Company in excess of the Company's insurance coverage could have a material adverse effect on the Company.

LIMITATIONS ON THIRD PARTY REIMBURSEMENT

  The Company's laser systems are generally purchased by physicians, ophthamologists, dentists and surgical centers which then bill various third party payors, such as government programs and private insurance plans, for the procedures conducted with the Company's lasers. Third-party payors carefully review and are increasingly challenging the prices charged for medical products and services. Reimbursement rates from private companies vary depending on the procedure performed, the third-party payor, the insurance plan and other factors. Medicare reimburses hospitals a prospectively-determined fixed amount for the costs associated with an in-patient hospitalization based on the patient's discharge diagnosis, and reimburses physicians a prospectively-determined fixed amount based on the procedure performed, regardless of the actual costs incurred by the hospital or physician in furnishing the care and unrelated to the specific devices used in that procedure. Third-party payors are increasingly scrutinizing whether to cover new products and the level of reimbursement for covered products. While the Company believes that the laser procedures using its products have generally been reimbursed, payors may deny coverage and reimbursement for the Company's products if they determine that the device was not reasonable and necessary for the purpose for which used, was investigational or not cost-effective. As a result, there can be no assurance that reimbursement from third party payors for these procedures will be available or if available, that reimbursement will not be limited, thereby adversely affecting the Company's ability to sell its products on a profitable basis. Moreover, the Company is unable to predict what legislation or regulation, if any, relating to the health care industry or third-party coverage and reimbursement may be enacted in the future, or what effect such legislature or regulation may have on the Company.

UNCERTAINTIES REGARDING HEALTH CARE REFORM

  Several states and the United States government are investigating a variety of alternatives to reform the health care delivery system and further reduce and control health care spending. These reform efforts include proposals to limit spending on health care items and services, limit coverage for new technology and limit or control the price health care providers and drug and device manufacturers may charge for their services and products. If adopted and implemented, such reforms could have a material adverse effect on the Company's business, financial condition and results of operations.

CHARGE TO EARNINGS IN THE EVENT OF RELEASE OF ESCROW SHARES

  The Company has outstanding shares of Class E-1 and Class E-2 Common Stock (the "Escrow Shares") which were issued in 1994. The Escrow Shares are being held by the Company in escrow, and which will be released from escrow and converted into shares of Common Stock if certain criteria are met. These criteria relate to the achievement of specified levels of net income before taxes, as defined. Different criteria apply to the Class E-1 Common Stock and Class E-2 Common stock. For a description of these criteria, see "Description of Securities--Class E-1 Common Stock" and "Description of Securities--Class E-2 Common Stock." In the event any of these criteria are met and any shares are released from escrow to stockholders who are officers, directors, employees or consultants of the Company, a substantial noncash compensation expense will be recorded for financial reporting purposes. The recognition of such compensation expense may have an adverse effect on the market price of the Company's securities.

SHARES ELIGIBLE FOR FUTURE SALE; EFFECT OF OUTSTANDING OPTIONS AND WARRANTS

  Sales of a substantial number of shares of Common Stock in the public market could adversely affect the market price for the Common Stock. Substantially all of the Company's shares of Common Stock outstanding as of the date hereof are freely tradeable, subject to compliance with Rule 144 promulgated under the Securities Act of 1933 ("Securities Act"). As of March 10, 1998, an additional approximately 7,592,460 shares of Common Stock are issuable upon the exercise of the Company's outstanding Class B Warrants, and in excess of five million shares of Common Stock are issuable upon exercise of other outstanding warrants and options. The issuance of shares upon the exercise of the Class B Warrants has been registered under the Securities Act, and substantially all of the shares of Common Stock issuable upon exercise of the remaining options and warrants may be resold pursuant to currently effective registration statements or Rule 144 under the Securities Act. The existence of the Company's outstanding warrants and options could adversely affect the Company's ability to obtain future financing. The price which the Company may receive for the Common Stock issued upon exercise of such options and warrants will likely be less than the market price of the Common Stock at the time such options and warrants are exercised. Moreover, the holders of the options and warrants might be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain needed capital by a new offering of its securities on terms more favorable than those provided for by the options and warrants.

POTENTIAL ANTI-TAKEOVER EFFECTS OF PREFERRED STOCK

  The Company's Articles of Incorporation authorize the issuance of 8,850,000 shares of "blank check" preferred stock, which will have such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock. In the event of such issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company.

                                USE OF PROCEEDS

  Holders of Warrants are not obligated to exercise their Warrants and there can be no assurance that the Warrantholders will choose to exercise all or any of their Warrants. In the event that all of the outstanding Class B Warrants are exercised, the Company would receive additional net proceeds of $57,702,696, after deducting the maximum Solicitation Fee, exclusive of other expenses of the offering.

  The Company intends to use the net proceeds received upon the exercise of the Warrants, if any, for general corporate purposes and working capital to support anticipated growth, including research and development programs and continuing development of a distributor network. The Company may also use a portion of the net proceeds from the exercise of Warrants for possible acquisitions of complementary businesses, products and technologies.

                           RECENT DEVELOPMENTS

  The Company recently entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") with OISI pursuant to which the Company agreed to make an Offer to all of OISI's shareholders with a view to acquiring OISI and OISI agreed to recommend the Company's Offer and not to solicit any other acquisition proposals.

  Concurrently with the execution of the Stock Purchase Agreement, the Company entered into individual purchase agreements with certain OISI shareholders enabling the Company to acquire a total of 2,131,758 shares of OISI common stock constituting approximately 51.3% of the total outstanding common stock of the Company as of February 26, 1998. In exchange for the OISI shares, the Company paid an aggregate consideration of $2,137,184.80 consisting of a combination of cash and certain warrants. Pursuant to the Stock Purchase Agreement, the Company has agreed to pay $1.75 in cash, plus stock and warrants for each additional share of OISI common stock acquired. The aggregate estimated value of the consideration to be paid for each share of OISI common stock is $2.18.

  In addition, the Company recently completed the redemption of all of its outstanding publicly traded Class A Warrants. In connection with such redemption, 2,200,043 or approximately 99% of the outstanding Class A Warrants were exercised by the holders thereof and an aggregate of $14,300,279 was received by the Company. This total includes the proceeds from the exercise of warrants associated with unit purchase options granted in connection with prior offerings and exercised during the warrant call period.

  In January 1998, the Board of Directors appointed Judy McCall to the office of Vice President--Human Resources Administration and Special Projects. Ms. McCall joined the Company in 1993 and since that time has served as Director of Human Resources Administration and Special Projects.

  In February 1998, Randy Alexander joined the Company as Executive Vice President--Sales, Marketing and Business Units. Prior to joining the Company, Mr. Alexander served as Senior Vice President for Asian Pacific, Latin American, Australian and Canadian operations at Chiron Vision, which position he held since 1985.

  Jeffrey Anderson joined the Company in 1997 as Director of Regulatory Affairs and Quality Assurance. In January 1998, Mr. Anderson was appointed to the office of Vice President--Regulatory Affairs and Quality Assurance. Prior to joining the Company, Mr. Anderson served as Manager of Regulatory Affairs and Quality Assurance for Laser Medical Technology from 1991 until 1993. From December 1993 until November 1995, Mr. Anderson served as a Regulatory Affairs Specialist for Sybron Dental Specialties and from November 1995 until joining the Company, he served as Regulatory Affairs Manager for Medtronic.

  Tom Hazen joined the Company in October 1997 as Executive Vice President-- Operations. From 1992 until joining the Company, Mr. Hazen had previously served as Vice President of Operations with Imagyn Medical.

                                   DILUTION

  The following discussion and tables treat the Company's Class A and Class E-1 and Class E-2 Common Stock as a single class, and allocates no value to the Warrants.

  The net tangible book value of the Company at December 31, 1997 was approximately $32,008,845 or $2.11 per share of Common Stock. Net tangible book value per share represents the amount of total tangible assets of the Company less the amount of its total liabilities, divided by the number of shares of Common Stock outstanding.

  After giving effect to the exercise of the 7,592,460 outstanding Class B Warrants, the pro forma net tangible book value of the shares of Class A Common Stock at December 31, 1997 would have been $3.95 per share, representing an immediate dilution per share of $4.05 to individuals exercising Class B Warrants.

  The following table illustrates the per share dilution to be incurred by individuals exercising the remaining Class B Warrants, assuming all such Warrants are exercised:

   Exercise price...............................................      $8.00
     Net tangible book value per share before the exercise of
      Warrants.................................................. 2.11
     Increase per share attributable to the exercise of
     Warrants................................................... 1.84
                                                                 ----
   Pro forma net tangible book value after exercise.............       3.95
                                                                      -----
   Dilution of net tangible book value..........................      $4.05
                                                                      =====

                              CONCURRENT OFFERING

  The registration statement of which this Prospectus forms a part also relates to certain Unit Purchase Options ("UPO's") and underlying shares of Class A Common Stock and Warrants granted by the Company in connection with its IPO and Secondary Offering. In connection with its IPO, the Company granted an aggregate of 240,000 IPO Unit Purchase Options to purchase IPO units to D.H. Blair, its designees and certain individuals in their capacities as finders. Presently, there are 3,400 IPO Unit Purchase Options which remain unexercised. Each IPO unit consists of (i) one share of Class A Common Stock,
(ii) one Class A Warrant and (iii) one Class B Warrant. In addition, the Company granted an aggregate of 1,100 Unit Purchase Options ("Secondary Unit Purchase Options") to purchase Secondary Offering units to D.H. Blair and its designees in connection with its Secondary Offering. Each Secondary Offering unit consists of (i) 190 shares of Class A Common Stock and (ii) 95 Class B Warrants. For a description of the IPO Unit Purchase Options and the Secondary Unit Purchase Options, see "Description of Securities--IPO Unit Purchase Options" and "Description of Securities--Secondary Unit Purchase Options." The Company is registering the securities underlying both the IPO Unit Purchase Options and the Secondary Unit Purchase Options on behalf of the Selling Securityholders. It is likely that sales of the Selling Securityholders Common Stock and Warrants, or even the potential of such sales at any time, could have an adverse effect on the market prices of the Class A Common Stock and the Warrants. Underwriters in this concurrent offering may include D.H. Blair and its designees and affiliates who will make their own arrangements regarding the distribution of the Warrants and shares of Class A Common Stock, including those underlying the Warrants.

                           DESCRIPTION OF SECURITIES

  The following description of the Company's capital stock and selected provisions of its Articles of Incorporation and Bylaws is a summary and is qualified in its entirety by the Company's Articles of Incorporation and Bylaws, copies of which have been filed with the Securities and Exchange Commission.

COMMON STOCK

  The Company is authorized to issue 35,600,000 shares of Class A Common Stock, no par value, 2,200,000 shares of Class E-1 Common Stock, no par value, and 2,200,000 shares of Class E-2 Common Stock. The Class A Common Stock, Class E-1 Common Stock and the Class E-2 Common Stock have equal voting rights and are entitled to share equally in dividends from sources available therefor when, as and if declared by the Board of Directors. Holders of Class A Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. The holders of each class of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders, except that holders of Common Stock are entitled to cumulative voting with respect to the election of directors upon giving notice as required by law. In cumulative voting, the holders of Common Stock are entitled to cast for each share held the number of votes equal to the number of directors to be elected. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding Preferred Stock. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares are, and all shares to be sold and issued as contemplated hereby will be, fully paid and nonassessable and legally issued. The Board of Directors is authorized to issue additional shares of Common Stock within the limits authorized by the Company's charter and without shareholder action. As of March 10, 1998, there were 14,838,557 shares of Class A Common Stock outstanding.

 Class E-1 Common Stock

  The Company is authorized to issue 2,200,000 shares of Class E-1 Common Stock, no par value. As of March 10, 1998, there were outstanding 1,257,178 shares of Class E-1 Common Stock and 1,257,178 shares of Class E-2 Common Stock (the "Escrow Shares"). The Escrow Shares are not transferrable (but may be voted), and each Escrow Share will automatically convert into one share of Common Stock and be released to the owners thereof upon the achievement of the objectives described below. On June 30, 2000, all Escrow Shares not previously converted into Common Stock will be cancelled. This arrangement was required by the representative of the underwriters for the Company's initial public offering as a condition of such offering.

  All of the Class E-1 Common Stock will be automatically converted into Class A Common Stock in the event that the Company's net income before provision for income taxes, as defined, exceeds certain amounts. These amounts were originally $6,850,000, $8,425,000, and $9,900,000 for the fiscal years ending March 31, 1998 through 2000, respectively, but these amounts will be increased in future fiscal years in proportion to increases in the weighted average number of shares of Class A Common Stock outstanding (as defined) in the relevant year, as compared to the number of shares outstanding immediately after the Company's initial public offering in 1994.

 Class E-2 Common Stock

  The Company is authorized to issue 2,200,000 shares of Class E-2 Common Stock, no par value. All of the shares of Class E-2 Common Stock will be automatically converted into Class A Common Stock in the event that the Company's net income before provision for income taxes, as defined, amounts to at least $14,750,000, $20,475,000 or $26,750,000 for years March 31, 1998 through 2000, respectively (which amounts shall be adjusted in the same manner as those for the Class E-1 Common Stock).

  Any money, securities, rights or property distributed in respect of the Escrow Shares, including any property distributed as dividends or pursuant to any stock split, merger, recapitalization, dissolution or total or partial liquidation of the Company, shall be held by the Company in escrow until conversion of the Escrow Shares. If none of the foregoing earnings or market price levels are attained, the Escrow Shares, as well as any dividends or other distributions made with respect thereto, will be cancelled. The earnings levels set forth above were determined by negotiation between the Company and the representative of the underwriter in the Company's initial public offering and should not be construed to imply or predict any future earnings by the Company. There can be no assurance that such earnings levels will be attained or that any or all of the Escrow Shares will be converted into Common Stock. However, the conversion to Common Stock of all or any portion of the Escrow Shares may result in a charge to earnings to the extent that such shares are held by management or employees.

PREFERRED STOCK

  The Company's authorized preferred stock consists of 20,000,000 shares, no par value (the "Preferred Stock"), of which 11,150,000 shares have been cancelled or already designated. The Board of Directors has the authority, without further action by the shareholders, to issue from time to time up to 8,850,000 shares of Preferred Stock in one or more series and to fix the dividend rights and terms, conversion rights, voting rights (whole, limited or none), redemption rights and terms, liquidation preferences, sinking funds and any other rights, preferences, privileges and restrictions applicable to each such series of Preferred Stock. The purpose of authorizing the Board of Directors to determine such rights and preferences is to eliminate delays associated with a shareholder vote on specific issuances. The issuance of the Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, could make it more difficult for a third party to gain control of the Company. Such issuance of Preferred Stock could also adversely affect the distributions on and liquidation preference of the Common Stock by creating more series of Preferred Stock with distribution or liquidation preferences senior to the Common Stock. The Company has no present plan to issue any shares of Preferred Stock.

REDEEMABLE WARRANTS

  The Company has outstanding redeemable Warrants which are currently listed on the Nasdaq National Market. These Warrants were issuable pursuant to Warrant Agreements (the "Warrant Agreements") among the

Company, D.H. Blair (as the underwriter in the Company's two public offerings) and American Stock Transfer and Trust Company as warrant agent, and are evidenced by warrant certificates in registered form. The exercise prices of the Warrants were determined by negotiation between the Company and D.H. Blair at the time of the IPO and should not be construed to predict or imply that any price increase will occur in any of the Company's securities.

  The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the respective expiration dates (or earlier redemption dates), accompanied by payment of the full exercise price (by certified or bank check payable to the order of the Company) for the number of shares with respect to which the Warrants are being exercised. Holders of the Warrants do not have any voting or other rights of a shareholder of the Company. Upon notice to the holders of the Warrants, the Company has the right to unilaterally reduce the exercise price or extend the expiration date of the Warrants. The Warrants provide for the adjustment of the exercise price and for a change in the number of shares issuable upon exercise to protect the holders of the Warrants against dilution of the event of a stock dividend, stock split, combination or reclassification of the Class A Common Stock or upon issuance of additional shares of Class A Common Stock at prices lower than the market price then in effect other than issuances upon exercise of options granted to employees, directors and consultants to the Company.

 Class A Warrants

  Each Class A Warrant entitles the registered holder to purchase one share of Class A Common Stock and one redeemable Class B Warrant at an exercise price of $6.50 at any time prior to November 30, 1999. Although there are no Class A Warrants presently outstanding, the IPO Unit Purchase Options provide the holders thereof with the option to purchase such Warrants. The Company has the right to redeem all of the Class A Warrants at a price of $0.05 per Class A Warrant upon not less than 30 days' prior written notice at any time, provided that before any such redemption can take place, the last sale price of the Company's Class A Common Stock as reported by Nasdaq shall have averaged in excess of $9.10 per share for 30 consecutive business days ending within 15 days of the date of the notice of redemption. During the 30-day notice period, a holder shall have the option to exercise his Class A Warrants. This right of redemption shall not apply to the Class A Warrants that are components of the IPO Unit Purchase Options, as defined below.

 Class B Warrants

  Each Class B Warrant entitles the registered holder to purchase one share of Common Stock at an exercise price of $8.00 per share at any time prior to November 30, 1999. As of March 10, 1998, the Company had outstanding 7,592,460 Class B Warrants. The Company has a right to redeem all of the Class B Warrants at a price of $.05 per Class B Warrant upon not less than 30 days' prior written notice at any time after November 30, 1997, provided that before any such redemption can take place, the last sale price as reported by Nasdaq of the Company's Class A Common Stock exceeds $11.20 per share for 30 consecutive trading days ending within 15 days prior to the date of the notice of redemption. During the 30-day notice period, a holder shall have the option to exercise his Class B Warrants. This right of redemption shall not apply to the Class B Warrants that are components of the IPO Unit Purchase Options or the Secondary Unit Purchase Options, as defined below.

IPO UNIT PURCHASE OPTIONS

  In connection with the Company's IPO, the Company granted to D.H. Blair, its designees and three finders IPO Unit Purchase Options to purchase up to an aggregate of 240,000 units. Presently, there are 3,400 such IPO Unit Purchase Options that are unexercised. The units issuable upon exercise of the IPO Unit Purchase Options consist of (i) one share of Class A Common Stock, (ii) one Class A Warrant and (iii) one Class B Warrant. The Class A Warrants and Class B Warrants included in the IPO Unit Purchase Options will not be subject to redemption by the Company, except if at the time the Warrants are called for redemption, the IPO Unit Purchase

Options have been exercised and the underlying warrants are outstanding. The IPO Unit Purchase Options are exercisable at any time prior to November 30, 1999 at an exercise price of $7.00 each subject to adjustment in certain events to protect against dilution. The IPO Unit Purchase Options cannot be transferred, sold, assigned or hypothecated until November 30, 1997, except in the case of a transfer to any officer of D.H. Blair or a member of that selling group.

SECONDARY UNIT PURCHASE OPTIONS

  In connection with the Company's Secondary Offering in October 1996, the Company granted to D.H. Blair, as the underwriter in such offering, Secondary Unit Purchase Options to purchase up to 1,100 units. These units issuable upon exercise of the Secondary Unit Purchase Options will be identical to the units issued in the Secondary Offering, and therefore each will consist of 190 shares of the Company's Class A Common Stock and 95 Class B Warrants. The Class B Warrants included therein are subject to redemption by the Company at any time after the Secondary Unit Purchase Options have been exercised and the underlying warrants are outstanding. The Secondary Unit Purchase Options are exercisable during the three year period commencing October 18, 1998, at an exercise price of $1,200 per unit, subject to adjustment in certain events to protect against dilution. After the expiration date of the Class B Warrants included therein, the Secondary Unit Purchase Options will be exercisable only with respect to the shares Class A Common Stock subject to such option. The Secondary Unit Purchase Options are not transferable until October 18, 1998, except to officers of D.H. Blair or to members of the selling group. Subject to certain procedural requirements and limitations relating to underwriting offerings, the Company has agreed upon request to register under the Securities Act the securities issuable upon exercise of the Secondary Unit Purchase Options on two separate occasions during the four year period commencing October 18, 1997. The initial such registration is to be at the Company's expense and the second registration is to be at the expense of the holders. The Secondary Unit Purchase Options include a provision permitting the holders to elect a cashless exercise. The Company has also granted certain "piggyback" registration rights to holders of the Secondary Unit Purchase Options.

TRANSFER AND WARRANT AGENT

  The Transfer and Warrant Agent for the Company's securities is American Stock Transfer & Trust Company, New York, New York.

                             PLAN OF DISTRIBUTION

  The securities offered hereby are being offered directly by the Company pursuant to the terms of the Warrants. No underwriter is being utilized in connection with this offering.

  The Company has agreed to pay D.H. Blair a Solicitation Fee of 5% of the aggregate exercise price of each Warrant which is exercised that is solicited by representatives or agents of D.H. Blair if (i) the market price of the Class A Common Stock on the date the Warrant is exercised is greater than the then exercise price of the Warrant; (ii) the exercise of the Warrant was solicited by a member of the NASD; (iii) the Warrant is not held in a discretionary account; (iv) disclosure of compensation arrangements was made both at the time of the offering and at the time of exercise of the Warrant; and (v) the solicitation of exercise of the Warrants was not in violation of Rule 102 of Regulation M ("Rule 102") as promulgated under the Exchange Act or respective state blue sky laws. Any costs incurred by the Company in connection with the exercising of the Warrants shall be borne by the Company.

  D.H. Blair acted as the underwriter of the Company's IPO in November and December 1994, and as the underwriter of its Secondary Offering in October 1996. Other than the securities underlying the IPO Unit Purchase Options granted to D.H. Blair in connection with the IPO, and the Secondary Unit Purchase Options granted to D.H. Blair in connection with the Secondary Offering, the Company is not aware of any other securities of the Company owned by D.H. Blair. In connection with the IPO and the Secondary Offering, the Company and D.H. Blair agreed to indemnify each other against certain liabilities in connection with the IPO and the Secondary Offering including liabilities under the Act.

  In connection with the IPO, the Company sold to D.H. Blair, its designees, and three finders, for nominal consideration, IPO Unit Purchase Options to purchase up to 240,000 IPO units at an exercise price of $7.00 per IPO unit. The IPO Unit Purchase Options are exercisable during the period commencing November 30, 1995 and ending November 30, 1999. There are presently 3,400 IPO Unit Purchase Options that remain outstanding. In connection with the Secondary Offering, the Company sold to D.H. Blair and its designees, for nominal consideration, the Secondary Unit Purchase Options to purchase up to 1,100 units of the type sold in the Secondary Offering, at an exercise price of $1,200 per unit, subject to adjustment in certain events to protect against dilution. See "Description of Securities--IPO Unit Purchase Options;-- Secondary Unit Purchase Options."

  Subject to certain limitations and exclusions, the Company has agreed, upon request, to register the IPO Unit Purchase Options issued to D.H. Blair and the Secondary Unit Purchase Options and the underlying securities under the Act on two occasions (the first at the Company's expense, and the second at the expense of the holders of such options). The Company has also granted certain "piggyback" registration rights to holders of D.H. Blair's IPO Unit Purchase Options and the Secondary Unit Purchase Options.

  The Company may also pay D.H. Blair a Solicitation Fee in connection with the recent redemption of the Company's Class A Warrants. The amount of this fee has not been determined.

  The Company entered into an agreement with D.H. Blair providing for the payment of a fee to D.H. Blair, in the event that D.H. Blair is responsible for a merger or other acquisition transaction to which the Company is a party. The fee is based on a percentage of the consideration paid in the transaction ranging from 7% of the first $1,000,000 to 2 1/2% of any consideration in excess of $9,000,000.

  Unless granted an exemption by the Commission from Rule 102, D.H. Blair will be prohibited from engaging in any market making activities with regard to the Company's securities for the period from five business days (or such other applicable period as Rule 102 may provide) prior to any solicitation of the exercise of Warrants until the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right that D.H. Blair may have to receive a fee for the exercise of Warrants following such solicitation. As a result, D.H. Blair may be unable to continue to make a market in the Company's securities during certain periods while the Warrants are exercisable.

  The exercise prices and other terms of the Warrants have been determined by negotiation between the Company and D.H. Blair and are not necessarily related to the Company's asset value, net worth or other established criteria of value.

  D.H. Blair has informed the Company that the Commission is conducting an investigation concerning various business activities of D.H. Blair. The investigation appears to be broad in scope, involving numerous aspects of D.H. Blair's compliance with the federal securities laws. The Company has been advised by D.H. Blair that the investigation has been ongoing since at least 1989 and that they are cooperating with the investigation. D.H. Blair cannot predict whether this investigation will ever result in any type of formal enforcement action against D.H. Blair, or, if so, whether any such action might have an adverse effect on D.H. Blair or the securities offered hereby. D.H. Blair makes a market in the Company's securities. An unfavorable resolution of the Commission's investigation could have the effect of limiting D.H. Blair's ability to make a market in the Company's securities, which could affect the liquidity and price of such securities.

  The Company has set     , 199  as the Redemption Date for the Redeemable
Warrants. The Company can redeem the Redeemable Warrants for $0.05 per Warrant (the "Redemption Price") upon at least thirty (30) days' written notice at any time, provided that the last sale price as reported by Nasdaq, for the Company's Class A Common Stock has been at least $11.20 per share, for the thirty (30) consecutive trading days ending within fifteen (15) days of the notice of redemption. All Redeemable Warrants which are not exercised prior to the Redemption Date will be redeemed at the Redemption Price. The right to exercise the Redeemable Warrants expires at 5:00 p.m., Eastern Daylight Time, on the Exercise Expiration Date. Redeemable Warrants not duly surrendered for exercise prior to such time shall be redeemed and the rights of the holders thereof shall terminate, other than the right to receive the Redemption Price. The Warrant Agent for the Warrants is American Stock Transfer & Trust Company, New York, New York.

  The Company has retained Bear, Stearns as the Company's financial advisor in connection with the redemption of the Redeemable Warrants. In addition, the Company has granted Bear, Stearns an option, exercisable in Bear, Stearns' sole discretion, to purchase from the Company all of the shares of Class A Common Stock that otherwise would have been delivered upon exercise of Redeemable Warrants that are either (i) duly surrendered for redemption on or prior to the Redemption Date, or (ii) not duly surrendered for exercise on or prior to the Exercise Expiration Date or for redemption on or prior to the Redemption Date. The option granted to Bear, Stearns is exercisable until March 1, 1999 at an exercise price of $8.00 per share. In connection with the redemption of the Class B Warrants, the Company has agreed to pay Bear, Stearns a fee in the amount of $250,000. In addition, in the event that a redemption of the Class B Warrants occurs, Bear, Stearns shall receive warrants to purchase 30,000 shares of Class A Common Stock with an aggregate exercise price of 105% of the closing sale price of the Class A Common Stock on the date of the closing of the Class B Warrant redemption. In connection with the redemption of the Company's Class A Warrants in January 1998, Bear, Stearns received $150,000 for financial services and was granted a warrant to purchase 56,580 shares of the Company's Class A Common Stock at an exercise price of $7.25 per share.

  The Company has also retained Allen & Caron Inc. ("Allen & Caron") (telephone: 714-252-8440) as the information agent for the Redeemable Warrants.

  D.H. Blair is entitled, pursuant to the Underwriting Agreement entered into in connection with the IPO, to act as the Company's exclusive agent for purposes of soliciting warrantholders to exercise the Warrants during the exercise period therefor, and the Company is required to pay to D.H. Blair a solicitation fee of five percent (5%) on the exercise of the Warrants solicited by representatives and agents of D.H. Blair, subject to certain conditions.

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Company's Bylaws provide that the Company will indemnify its directors and officers to the fullest extent permitted by California law. The Company is also empowered under its Bylaws to enter into indemnification contracts with its directors and officers and certain others and to purchase insurance on behalf of any person it is required or permitted to indemnify. Pursuant to this provision, the Company has entered into indemnity agreements with each of its directors and executive officers and certain key consultants.

  In addition, the Company's Articles of Incorporation provide that, to the fullest extent permitted by California law, the Company's directors will not be liable for monetary damages for breach of the directors' fiduciary duty of care to the Company or its shareholders. This provision in the Articles of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of nonmonetary relief would remain available under California law. Each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company, for acts or omission involving intentional misconduct or knowing and culpable violations of law, for acts or omissions that a director believes to be contrary to the best interests of the Company or its shareholders or involve the absence of good faith on the part of the director, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director's duty to the Company or its shareholders when the director was aware or should have been aware of a risk of serious injury to the Company or its shareholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty of the Company or its shareholders, for improper transaction between the director and the Company, for improper distributions to shareholders and loans to directors and officers or for acts or omissions by the director as an officer. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

  There is no pending litigation or proceeding involving a director or officer of the Company as to which indemnification is being sought, nor is the Company aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

  The Company believes the foregoing provisions are necessary to attract and retain qualified persons as directors and officers.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN, AND, IF GIVEN OR MADE SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS, NOR ANY SALE MADE HEREUNDER, SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS HEREIN SET FORTH SINCE THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information......................................................   2
Incorporation of Certain Documents by Reference............................   2
Cautionary Statement Regarding Forward-Looking Statements..................   3
The Company................................................................   4
Risk Factors...............................................................   5
Use of Proceeds............................................................  13
Recent Developments........................................................  14
Dilution...................................................................  15
Concurrent Offering........................................................  16
Description of Securities..................................................  16
Plan of Distribution.......................................................  20
Indemnification of Directors and Officers..................................  22


-------------------------------------------------------------------------------
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                          PREMIER LASER SYSTEMS, INC.

                              MARCH 16, 1998

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+                                                                              +
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+                                                                              +
+                                                                              +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS      SUBJECT TO COMPLETION--DATED MARCH 16, 1998
                          PREMIER LASER SYSTEMS, INC.

                          3,400 CLASS A WARRANTS

                  327,100 SHARES OF CLASS A COMMON STOCK

                  AND 111,300 REDEEMABLE CLASS B WARRANTS

  This Prospectus relates to certain warrants and shares of Common Stock of Premier Laser Systems, Inc., a California corporation (the "Company") issuable upon the exercise of 3,400 Unit Purchase Options ("IPO Unit Purchase Options") issued to certain designees of D.H. Blair Investment Banking Corp. ("D.H. Blair") (collectively, the "Selling Securityholders") in connection with the Company's initial public offering in November 1994 (the "IPO"). In addition, this Prospectus relates to certain warrants and shares of Common Stock issuable upon the exercise of 1,100 Unit Purchase Options (the "Secondary Unit Purchase Options," together with the IPO Unit Purchase Options, the "UPOs") issued by the Company to D.H. Blair and its designees in connection with its secondary public offering in October 1996 (the "Secondary Offering," which together with the IPO, are sometimes referred to herein as the "Public Offerings"). The securities issuable upon exercise of the UPO's include (i) 111,300 redeemable Class B Warrants (the "Warrants" or the "Class B Warrants"), (ii) 3,400 redeemable Class A Warrants and (iii) 327,100 shares of Class A Common Stock, no par value, of the Company, including 111,300 shares of Class A Common Stock underlying the Class B Warrants. See "Selling Securityholders and Plan of Distribution." Each Class A Warrant entitles the holder to purchase, at an exercise price of $6.50, one Class B Warrant and one share of Class A Common Stock. Each Class B Warrant entitles the holder to purchase, at an exercise price of $8.00, one share of Class A Common Stock. The Class A and Class B Warrants are exercisable at any time prior to November 30, 1999. The Class A and Class B Warrants are subject to redemption by the Company, if outstanding, for $0.05 per Warrant, upon 30 days' written notice at any time, provided that before any such redemption can take place, the last sale price as reported by the Nasdaq Stock Market, Inc. ("Nasdaq") of the Company's Class A Common Stock exceeds $9.10 per share with respect to the Class A Warrants and $11.20 per share with respect to the Class B Warrants for 30 consecutive business days ending within 15 days of the date the warrants are called for redemption. See "Description of the Securities."

  The securities offered by this Prospectus may be sold from time to time by the Selling Securityholders, or by their transferees. The distribution of the securities offered hereby may be effected in one or more transactions that may take place on the Nasdaq National Market, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Securityholders. See "Selling Securityholders and Plan of Distribution."

  The Selling Securityholders and any broker-dealers that participate in the distribution may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act"), with respect to the securities offered, and any profits realized or commissions received may be deemed underwriting compensation. The Company has agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities under the Act.

  The Company will not receive any of the proceeds from the sale of securities by the Selling Securityholders. In the event the UPOs and the underlying Warrants are fully exercised by the Selling Securityholders, the Company will receive net proceeds of $2,143,485. See "Selling Securityholders and Plan of Distribution."

  THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND SUBSTANTIAL IMMEDIATE DILUTION. SEE "RISK FACTORS" AND "DILUTION."

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                     EXERCISE PRICE     PROCEEDS TO COMPANY(1)
----------------------------------------------------------------------------------------------
Per IPO Unit Purchase Option....................         $7.00                  $6.65
----------------------------------------------------------------------------------------------
 Total..........................................       $23,800.00             $22,610.00
----------------------------------------------------------------------------------------------
Per Secondary Unit Purchase Option..............        $1,200.00              $1,140.00
----------------------------------------------------------------------------------------------
 Total..........................................     $1,320,000.00          $1,254,000.00
----------------------------------------------------------------------------------------------
Per Class A Warrant.............................          $6.50                  $6.18
----------------------------------------------------------------------------------------------
 Total..........................................        $22,100                $20,995
----------------------------------------------------------------------------------------------
Per Class B Warrant.............................          $8.00                  $7.60
----------------------------------------------------------------------------------------------
 Total..........................................        $890,400               $845,880
----------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------

(1) If the exercise of the Warrants is solicited by the Underwriter and certain other conditions are satisfied, the Company is obligated to pay to the Underwriter a solicitation fee equal to 5% of the aggregate exercise price of such Warrants. These figures assume the payment of such solicitation fee.

              The date of this Prospectus is March   , 1998.

                                                                 ALTERNATE

                                USE OF PROCEEDS

  Holders of UPOs and underlying Warrants are not obligated to exercise such UPOs or underlying Warrants and there can be no assurance that the Selling Securityholders will choose to exercise all or any of their UPOs or underlying Warrants. In the event that all of the UPOs and the 3,400 Class A Warrants and 111,300 Class B Warrants contained therein are exercised, the net proceeds to the Company would be $2,143,485.

  The Company intends to use the net proceeds received upon the exercise of the UPOs and underlying Warrants, if any, for general corporate purposes and working capital to support anticipated growth, including research and development programs and continuing development of a distributor network. The Company may also use a portion of the net proceeds from the exercise of Warrants for possible acquisitions of complementary businesses, products and technologies.

                                                                 ALTERNATE

                                   DILUTION

  The following discussion and tables treat the Company's Class A and Class E-1 and Class E-2 Common Stock as a single class, and allocates no value to the Warrants issuable upon exercise of the UPO's.

  The net tangible book value of the Company at December 31, 1997 was approximately $32,008,845 or $2.11 per share of Common Stock. Net tangible book value per share represents the amount of total tangible assets of the Company less the amount of its total liabilities, divided by the number of shares of Common Stock outstanding.

  After giving effect to the exercise of the IPO Unit Purchase Options, the pro forma net tangible book value of the shares of Class A Common Stock at December 31, 1997 would have been $2.11 per share, representing an immediate dilution per share of $4.89 to individuals exercising IPO Unit Purchase Options. After giving effect to the exercise of the Secondary Unit Purchase Options the pro forma net tangible book value of the shares of Class A Common Stock at December 31, 1997 would have been $2.17 per share, representing an immediate dilution per share of $4.15 to individuals exercising Secondary Unit Purchase Options.

  The following table illustrates the per share dilution to be incurred by individuals exercising the UPO's, assuming all such UPO's are exercised:

                                                                  SECONDARY
                                                     IPO UNIT       UNIT
                                                      PURCHASE    PURCHASE
                                                    OPTIONS (1)  OPTIONS(1)
                                                    ------------ -----------
   Exercise price..................................       $ 7.00       $6.32(2)
     Net tangible book value per share before the
      exercise of UPO's............................  2.11         2.11
     Increase per share attributable to the
     exercise of the UPO...........................  0.00         0.06
   Pro forma net tangible book value after
    exercise(3)....................................         2.11        2.17
                                                          ------       -----
   Dilution of net tangible book value.............       $ 4.89       $4.15
                                                          ======       =====

--------
(1) Dilution amounts are calculated separately; amounts relating to IPO Unit Purchase Options assume the Secondary Unit Purchase Options have not been exercised, and amounts relating to the Secondary Unit Purchase Options assume that the IPO Unit Purchase Options have not been exercised.

(2) Represents the exercise price of each Secondary Unit Purchase Option ($1,200) divided by the number of shares of Class A Common Stock (190) issuable upon such exercise.

(3) Assumes the entire exercise price, excluding the expenses of the offering, is allocated to the Class A Common Stock obtained upon exercise.

                                                                 ALTERNATE

                              CONCURRENT OFFERING

  Concurrently with this offering, the Company is also offering 7,592,460 shares of Class A Common Stock issuable upon exercise of outstanding Class B Warrants. Sales of securities by the Company pursuant to the exercise of outstanding warrants, or by the Selling Securityholders, or the potential of such sales, could have an adverse effect on the market price of the Warrants and of the securities purchasable upon exercise of the Warrants.

                                                                 ALTERNATE

               SELLING SECURITYHOLDERS AND PLAN OF DISTRIBUTION

  An aggregate of up to 3,400 Class A Warrants, 6,800 Class B Warrants and 13,600 shares of Common Stock issuable upon exercise of the Class A and Class B Warrants may be offered for resale by Selling Securityholders who received IPO Unit Purchase Options. An aggregate of up to 104,500 Class B Warrants and 313,500 shares of Common Stock (including 104,500 shares issuable upon exercise of the Class B Warrants) may be offered for resale by Selling Securityholders who received Secondary Unit Purchase Options. See "Description of Securities."

  The following table sets forth certain information with respect to each Selling Securityholder for whom the Company is registering securities for resale to the public. The Company will not receive any of the proceeds from the sale of these securities. Each Selling Securityholder is or has in the past been affiliated with D.H. Blair, which acted as the underwriter in connection with the Public Offerings. Each of the Selling Securityholders has sole investment power with respect to the securities offered hereby. None of the Selling Securityholders will beneficially own in excess of 1% of the outstanding shares of the Company after the sale of securities offered hereby.

                                      SECURITIES
                                  BENEFICIALLY OWNED
                                    AS OF MARCH 10,    SECURITIES TO
                                         1998         BE OFFERED(/2/)
                                  ------------------- ---------------
                                                                      OWNERSHIP
                                                                      AFTER THE
                                                      CLASS            SALE OF
                                   CLASS A              A                THE
                                    COMMON   CLASS B  COMMON CLASS B   OFFERED
SELLING SECURITYHOLDER            STOCK(/1/) WARRANTS STOCK  WARRANTS SECURITIES
----------------------            ---------- -------- ------ -------- ----------
Martin A. Bell...................   15,694     7,847  15,694   7,847       0
David Nachamie...................    1,064       532   1,064     532       0
Alison Brown.....................      646       323     646     323       0
A. Wasserman.....................    1,264       732   1,264     732       0
J. Morton Davis..................   15,922     7,961  15,922   7,961       0
Kenton E. Wood...................    8,270     5,135   8,270   5,135       0
Michael Siciliano................    1,064       532   1,064     532       0
Esther Stahler...................   63,688    31,844  63,688  31,844       0
D.H. Blair Investment
 Banking Corp....................   15,846     7,923  15,846   7,923       0
D.H. Blair & Co., Inc............   20,900    10,450  20,900  10,450       0
Ruki Renov.......................   63,688    31,844  63,688  31,844       0
Richard Maio.....................    1,000     1,000   1,000   1,000       0
Steven Monte.....................      200       200     200     200       0
Steve Sherman....................    2,090     1,045   2,090   1,045       0
Vito Capotorto...................    1,064       532   1,064     532       0

--------
(1) Consists of shares issuable upon exercise of the UPOs excluding the shares underlying the Warrants.
(2) Assumes the sale of all shares of Common Stock and Warrants which may be received upon exercise of the UPOs.

  The sale of the securities by the Selling Securityholders may be effected from time to time in transactions (which may include block transactions by or for the account of the Selling Securityholders) in the over-the- counter market or in negotiated transactions, a combination of such methods of sale or otherwise. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices.

  Selling Securityholders may effect such transactions by selling their securities directly to purchasers, through broker-dealers acting as agents for the Selling Securityholders or to broker-dealers who may purchase

                                                                 ALTERNATE

securities as principals and thereafter sell the securities from time to time in the over-the-counter market, in negotiated transactions or otherwise. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers for whom such broker-dealers act as agents or to whom they may sell as principals or otherwise (which compensation as to a particular broker-dealer may exceed customary commissions).

  The Selling Securityholders will pay all commissions, transfer taxes, and other expenses associated with the sale of securities by them. The Company has paid the expenses of the preparation of this Prospectus. The Company has not made any underwriting arrangements with respect to the sale of the Warrants and the underlying securities offered hereby on exercise of the UPOs. Upon exercise of the UPOs, the Warrants and underlying securities will be issued by the Company directly to the persons exercising the UPOs.

  Under applicable rules and regulations under the Securities Exchange Act of 1934 ("Exchange Act"), any person engaged in the distribution of the Warrants may not simultaneously engage in market making activities with respect to any securities of the Company for a period of at least one (and possibly five) business days prior to the commencement of such distribution. Accordingly, in the event D.H. Blair or D.H. Blair & Co. Inc. ("Blair & Co.") is engaged in a distribution of the Warrants, neither of such firms will be able to make a market in the Company's securities during the applicable restrictive period. However, neither D.H. Blair nor Blair & Co. have agreed to nor are either of them obliged to act as broker/dealer in the sale of the Warrants and the Selling Securityholders may be required, and in the event Blair & Co. is a market maker, will likely be required, to sell such securities through another broker/dealer. In addition, each Selling Securityholder desiring to sell Warrants will be subject to the applicable provisions of each of the Act and Exchange Act and the respective rules and regulations thereunder, including without limitation, Rule 10b-7 and Rule 102 of Regulation M, which provisions may limit the timing of the purchases and sales of shares of the Company's securities by such Selling Securityholders.

  The Selling Securityholders and broker-dealers, if any, acting in connection with such sales might be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act, and any commission received by them and any profit on the resale of the securities might be deemed to be underwriting discounts and commissions under the Securities Act.

                                                                  ALTERNATE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN, AND, IF GIVEN OR MADE SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS, NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS HEREIN SET FORTH SINCE THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information......................................................   2
Incorporation of Certain Documents by Reference............................   2
Cautionary Statement Regarding Forward-Looking Statements..................   3
The Company................................................................   4
Risk Factors...............................................................   5
Use of Proceeds............................................................  13
Dilution...................................................................  15
Concurrent Offering........................................................  16
Selling Securityholders and Plan of Distribution...........................  20
Indemnification of Directors and Officers..................................  22

                               ----------------


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          PREMIER LASER SYSTEMS, INC.

                     3,400 REDEEMABLE CLASS A WARRANTS

                    111,300 REDEEMABLE CLASS B WARRANTS

                  327,100 SHARES OF CLASS A COMMON STOCK


                               ----------------

                                   PROSPECTUS

                               ----------------

                              MARCH 16, 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth the estimated expenses of the Registrant in connection with the issuance and distribution of the securities described in the Registration Statement:

   Securities and Exchange Commission Registration Fee.............. $        0
   Legal Fees and Expenses.......................................... $30,000.00
   Accounting Fees and Expenses..................................... $30,000.00
   Printing and Engraving Expenses.................................. $10,000.00
   Miscellaneous.................................................... $10,000.00
                                                                     ----------
       Total........................................................ $80,000.00
                                                                     ==========

  All of the above expenses will be paid by the Registrant.

15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The California General Corporations Law provides that California corporations may include provisions in their articles of incorporation relieving directors of monetary liability for breach of their fiduciary duty as directors, except for the liability of a director resulting from (i) any transaction from which the director derives an improper personal benefit, (ii) acts or omissions involving intentional misconduct or a knowing and culpable violation of law, (iii) acts or omissions that a director believes to be contrary to the best interests of the Registrant or its shareholders or that involves the absence of good faith on the part of the director (iv) acts or omissions constituting an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Registrant or its shareholders, (v) acts or omissions showing a reckless disregard for the director's duty to the Registrant or its shareholders in circumstances in which the director was aware or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the Registrant or its shareholders, (vi) any improper transaction between a director and the Registrant in which the director has a material financial interest, or (vii) the making of an illegal distribution to shareholders or an illegal loan or guaranty. The Registrant's Articles of Incorporation provide that the Registrant's directors are not liable to the Registrant or its shareholders for monetary damages for breach of their fiduciary duties to the fullest extent permitted by California law.

  The inclusion of the above provision in the Articles of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter shareholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted the Registrant and its shareholders. At present, there is no litigation or proceeding pending involving a director of the Registrant as to which indemnification is being sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any director.

  The Registrant's Articles of Incorporation provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by California law, including circumstances in which indemnification is otherwise discretionary under California law. Since the California statute is nonexclusive, it is possible that certain claims beyond the scope of the statute may be indemnifiable. Accordingly, the Registrant has also entered into an indemnification agreement (the "Indemnification Agreement") with certain of its directors and officers that requires the Registrant to indemnify such directors and officers to the fullest extent permitted by law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

  It is intended that the Indemnification Agreements provide a scheme of indemnification which may be broader than that specifically provided by the California statute. It has not yet been determined, however, the degree to which the indemnification expressly permitted by the California statute may be expanded.

  Set forth below is a description of the principal provisions of the Indemnification Agreement:

    First, the Indemnification Agreement imposes upon the Company the burden of proving that the Indemnified Party has not met the applicable standard of conduct required for indemnification. The California statute requires a finding by the Board of Directors, independent legal counsel, or the stockholders that the applicable standard of conduct has been met.

    Second, the Indemnification Agreement provides that litigation expenses shall be advanced to an Indemnified Party at his or her request, against an undertaking to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses. The California statute provides that such expenses may be advanced against such an undertaking, upon authorization by the Board of Directors.

    Third, in the event the Company does not pay a requested indemnification amount, the Indemnification Agreement allows such Indemnified Party to contest this determination by petitioning a court to make an independent determination of whether such indemnified Party is entitled to indemnification under the Indemnification Agreement. The California statute does not set forth the procedure for contesting a corporation's determination of a party's right to indemnification.

    Finally, the Indemnification Agreement explicitly provides that actions by an Indemnified Party at the request of the Company as a director, officer or agent of an employee benefit plan, corporation, partnership, joint venture or other enterprise owned or controlled by the Company shall be covered by the indemnification. The California statute does not specifically address this issue. It does, however, provide that to the extent that an Indemnified Party has been successful on the merits, he shall be entitled to such indemnification.

  The Company is not aware of any threatened litigation or proceeding which may result in a claim for indemnification under the Indemnification Agreement by any director or officer.

16. EXHIBITS.

   2.1 Stock Purchase Agreement by and between Premier Laser Systems, Inc. and
       Ophthalmic Imaging Systems dated as of February 25, 1998 (incorporated herein by this reference to Exhibit 99.1 to the Registrant's Current
       Report on Form 8-K filed with the Commission on March 9, 1998).
   2.2 Agreement and Plan of Merger dated as of April 24, 1997 among Premier
       Laser Systems, Inc., EyeSys Technologies, Inc. and Premier Acquisition of Delaware, Inc. (incorporated herein by this reference to Exhibit 2.1 to the Registrant's Registration Statement on Form S-4, Registration No.
       333-29573).
   2.3 First Amendment to Agreement and Plan of Merger dated as of August 6,
       1997 among Premier Laser Systems, Inc., EyeSys Technologies, Inc. and
       Premier Acquisition of Delaware, Inc. (incorporated herein by this reference to Exhibit 2.2 to the Registrant's Current Report on Form 8-K filed with the Commission on October 15, 1997, and amended by its Current Report on Form 8-K/A filed with the Commission on November 14,
       1997).
   2.4 Second Amendment to Agreement and Plan of Merger dated as of September
       16, 1997 among Premier Laser Systems, Inc., EyeSys Technologies, Inc.
       and Premier Acquisition of Delaware, Inc. (incorporated herein by this reference to Exhibit 2.3 to the Registrant's Current Report on Form 8-K filed with the Commission on October 15, 1997, and amended by its Current Report on Form 8-K/A filed with the Commission on November 14,
       1997.
   4.1 Form of Stock Certificate (incorporated herein by this reference to Exhibit 4.4 to the Registrant's Registration Statement on Form SB-2, file no. 33-83984).
   4.2 Amended and Restated Articles of Incorporation (incorporated herein by this reference to Exhibit 4.8 to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended December 31, 1994).

    4.3 Form of Underwriter's Unit Purchase Option (IPO) (incorporated herein by this reference to Exhibit 4.2 to the Registrant's Registration
        Statement on Form SB-2, file no. 33-83984).
    4.4 Form of Underwriter's Unit Purchase Option (Secondary) (incorporated herein by this reference to Exhibit 4.2 to the Registrant's
        Registration Statement on Form SB-2, file no. 333-04219).
    4.5 Form of Warrant Agreement (including forms of Class A and Class B
        Warrant Certificates) (incorporated herein by this reference to Exhibit
        4.1 to the Registrant's Registration Statement on Form SB-2, file no.
        33-83984).
    4.6 Form of Amendment to Warrant Agreement dated as of November 30, 1994
        (incorporated herein by this reference to Exhibit 4.3 to the
        Registrant's Registration Statement on Form SB-2, file no. 333-04219).
    5   Opinion of Rutan & Tucker, LLP*
   23.1 Consent of Rutan & Tucker, LLP (included in Exhibit 5)
   23.2 Consent of Price Waterhouse LLP*
   23.3 Consent of Ernst & Young LLP*
   23.4 Consent of Ernst & Young LLP*
   23.5 Consent of Coopers & Lybrand L.L.P.*
   24   Power of Attorney+

--------

* Filed herewith.

+ Previously filed.

17. UNDERTAKINGS.

  The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

      (i) Include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) Reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

      (iii) Include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

  provided, however, that paragraphs (1) (i) and (1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

    (2) That for the purpose of determining liability under the Securities Act of 1933, the Registrant will treat each post-effective amendment as a new Registration Statement of the securities offered, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To file a post-effective amendment or remove from registration any of the securities that remain unsold at the end of the offering.

  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities as the time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS POST EFFECTIVE AMENDMENT NO. 4 TO REGISTRATION STATEMENT ON FORM S-3 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF IRVINE, STATE OF CALIFORNIA, ON THE 12TH DAY OF MARCH, 1998.

                                          PREMIER LASER SYSTEMS, INC.

                                          By:       /s/ Colette Cozean
                                             ----------------------------------
                                                  Colette Cozean, Ph.D.
                                              President and Chief Executive
                                                         Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
/s/ Colette Cozean                   Chairman of the Board,          March 12, 1998
____________________________________ President and Chief
   Colette Cozean                    Executive Officer (Principal
                                     Executive Officer)


/s/ Michael Hiebert                  Vice President of Finance       March 12, 1998
____________________________________ and Chief Financial Officer
   Michael Hiebert                   (Principal Financial Officer
                                     and Principal Accounting
                                     Officer)


/s/         *                        Director                        March 12, 1998
____________________________________
   Patrick J. Day


/s/         *                        Director                        March 12, 1998
____________________________________
   Grace Ching-Hsin Lin


/s/         *                        Director                        March 12, 1998
____________________________________
   G. Lynn Powell, D.D.S.


/s/         *                        Director                       March 12, 1998
____________________________________
   E. Donald Shapiro

*By: /s/Colette Cozean
-------------------------------                                    March 12,
    Colette Cozean, Ph.d.,                                         1998
       Attorney-in-Fact

                                 EXHIBIT INDEX

 EXHIBIT
   NO.                                 DESCRIPTION
 -------                               -----------
  2.1    Stock Purchase Agreement by and between Premier Laser Systems, Inc.
         and Ophthalmic Imaging Systems dated as of February 25, 1998
         (incorporated herein by this reference to Exhibit 99.1 to the
         Registrant's Current Report on Form 8-K filed with the Commission on
         March 9, 1998).
  2.2    Agreement and Plan of Merger dated as of April 24, 1997 among Premier
         Laser Systems, Inc., EyeSys Technologies, Inc. and Premier Acquisition
         of Delaware, Inc. (incorporated herein by this reference to Exhibit
         2.1 to the Registrant's Registration Statement on Form S-4,
         Registration No. 333-29573).
  2.3    First Amendment to Agreement and Plan of Merger dated as of August 6,
         1997 among Premier Laser Systems, Inc., EyeSys Technologies, Inc. and
         Premier Acquisition of Delaware, Inc. (incorporated herein by this reference to Exhibit 2.2 to the Registrant's Current Report on Form 8-
         K filed with the Commission on October 15, 1997, and amended by its
         Current Report on Form 8-K/A filed with the Commission on November 14,
         1997).
  2.4    Second Amendment to Agreement and Plan of Merger dated as of September
         16, 1997 among Premier Laser Systems, Inc., EyeSys Technologies, Inc.
         and Premier Acquisition of Delaware, Inc. (incorporated herein by this reference to Exhibit 2.3 to the Registrant's Current Report on Form 8-
         K filed with the Commission on October 15, 1997, and amended by its
         Current Report on Form 8-K/A filed with the Commission on November 14,
         1997).
  4.1    Form of Stock Certificate (incorporated herein by this reference to
         Exhibit 4.4 to the Registrant's Registration Statement on Form SB-2,
         file no. 33-83984).
  4.2    Amended and Restated Articles of Incorporation (incorporated herein by this reference to Exhibit 4.8 to the Registrant's Quarterly Report on
         Form 10-QSB, for the quarter ended December 31, 1994).
  4.3    Form of Underwriter's Unit Purchase Option (IPO)
         (incorporated herein by this reference to Exhibit 4.2 to the
         Registrant's Registration Statement on Form SB-2, file no. 33-83984).
  4.4    Form of Underwriter's Unit Purchase Option (Secondary)
         (incorporated herein by this reference to Exhibit 4.2 to the
         Registrant's Registration Statement on Form SB-2, file no. 333-04219).
  4.5    Form of Warrant Agreement (including forms of Class A and Class B
         Warrant Certificates) (incorporated herein by this reference to
         Exhibit 4.1 to the Registrant's Registration Statement on Form SB-2,
         file no. 33-83984).
  4.6    Form of Amendment to Warrant Agreement dated as of November 30, 1994
         (incorporated herein by this reference to Exhibit 4.3 to the
         Registrant's Registration Statement on Form SB-2,
         file no. 333-04219).
  5      Opinion of Rutan & Tucker, LLP*
 23.1    Consent of Rutan & Tucker, LLP (included in Exhibit 5)
 23.2    Consent of Price Waterhouse LLP*
 23.3    Consent of Ernst & Young LLP*
 23.4    Consent of Ernst & Young LLP*
 23.5    Consent of Coopers & Lybrand L.L.P.*
 24      Power of Attorney+

--------

Filed herewith.*

Previously filed.+